Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-195131 and 333-204222 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements of La Quinta Holdings Inc. and subsidiaries, and the effectiveness of La Quinta Holdings Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of La Quinta Holdings Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 28, 2018